                              LOJACK CORPORATION
                    COMPUTATION OF INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      EXHIBIT 11


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
                                      YEAR ENDING      LAST DAY OF FEBRUARY
                                          1999           1998        1997
BASIC INCOME PER SHARE:
Weighted Average Number
  of Common Shares
  Outstanding                           17,920           18,934       21,176
                                      =========        =========    =========

Net Income                            $ 11,008          $ 9,887      $ 8,180
                                      =========        =========    =========

BASIC INCOME PER COMMON SHARE         $   0.61          $  0.52      $  0.39
                                      =========        =========    =========

DILUTED INCOME PER SHARE
Weighted Average Number
  of Common Shares
  Outstanding                           17,920           18,934       21,176
Common Equivalent Shares
  from Stock Options                     1,295            1,646        1,393
                                      ---------        ---------    ---------
Total                                   19,215           20,580       22,569
                                      =========        =========    =========

Net Income                            $ 11,008          $ 9,887      $ 8,180
                                      =========        =========    =========

DILUTED INCOME PER COMMON SHARE       $   0.57          $  0.48      $  0.36
                                      =========        =========    =========

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